Exhibit 6.2

Aqua Quest International, Inc.

Management Stock Bonus Plan

__________

Purpose

This Plan’s purpose is to keep personnel of experience and ability in the employ of Aqua Quest International, Inc. (“Aqua Quest”) and its subsidiaries and to compensate them for their contributions to the growth and profits of Aqua Quest International and its subsidiaries and thereby induce them to continue to make such contributions in the future.

Definitions

For the purpose of this Plan, the following terms will have the definitions set forth below:

(a)   Company – Aqua Quest International

(b)   Subsidiary or Subsidiaries – A corporation or corporations or other entity of which Aqua Quest International owns, directly or indirectly, shares having a majority of the ordinary voting power for the election of directors.

(c)   Board – Aqua Quest’s board of directors.

(d)   Committee – The Management Stock Bonus Plan Committee as appointed from time to time by the Board, consisting of not less than three members. No member of the Committee shall be eligible for selection as a person to whom shares may be allocated pursuant to the Plan or to whom stock options may be granted pursuant to any other Plan of the Company or any of its affiliates, at any time while he is serving on the Committee.

(e)   Date of Issuance – This term shall have the meaning supplied by Section 6(c) below.

(f)    Plan – The Aqua Quest International Management Stock Bonus Plan.

(g)   Bonus Share – The shares of Class A Common Stock of Aqua Quest International reserved pursuant to Section 3 hereof and any such shares issued to a Recipient pursuant to this Plan.

(h)   Recipient – An employee of Aqua Quest International or a subsidiary to whom shares are allocated under this Plan, or such individual’s designated beneficiary, surviving spouse, estate, or legal representative. For this purpose, however, any such beneficiary, spouse, estate, or legal representative shall be considered as one person with the employee.

(i)    Restricted Period – This phrase shall have the meaning supplied by Section 7(e) below.

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2. Bonus Share Reserve.

(a)   Bonus Share Reserve. Aqua Quest International will establish a Bonus Share Reserve to which will be credited One Million (1,000,000) shares of the Class A Common Stock of Aqua Quest International, par value $0.0001 per share. Should the shares of the Company’s Class A Common Stock, due to a stock split or dividend or combination of shares or any other change, or exchange for any other securities, by reclassification, merger, consolidation, recapitalization, or otherwise, be increased or decreased, or changed into, or exchanged for, a different number or kind of shares of stock or other securities of Aqua Quest International or of another corporation or entity, the number of shares then remaining in the Bonus Share Reserve shall be appropriately adjusted to reflect such action. If any such adjustment results in a fractional share, the fraction shall be disregarded.

(b)  Adjustments to Reserve. Upon the allocation of shares hereunder, the reserve will be reduced by the number of shares to be allocated and, upon the failure to make the required payment on the issuance of any Bonus Shares pursuant to Section 6(a) or upon the repurchase thereof pursuant to Section 7(d)(i) or (ii), Section 8 or Section 10 hereof, the reserve shall be increased by such number of shares, and such Bonus Shares may again be the subject of allocation hereunder.

(c)   Distributions of Bonus Shares. Distributions of Bonus Shares, as the Board shall, in its sole discretion, determine, may be made from authorized but unissued shares or from treasury shares. All authorized and unissued shares issued as Bonus Shares in accordance with the Plan shall be fully paid and non-assessable shares free from preemptive rights.

Eligibility and Making of Allocations.

(a)   Eligible Employees. Any salaried executive employee of Aqua Quest International or any Subsidiary (including officers and, except for person serving as directors only) shall be eligible to receive an allocation of Bonus Shares.

(b)   Selection by the Committee. From the employees eligible to receive allocations pursuant to the Plan, the Committee may from time to time select those employees to whom it recommends that the Board make allocations. Such recommendations shall include a recommendation as to the number of Bonus Shares that should be allocated and in determining the number of Bonus Shares it wishes to recommend, the Committee shall consider the position and responsibilities of the eligible employees, the value of their services to Aqua Quest International and its subsidiaries and such factors as the Committee deems pertinent.

(c)   Review by the Board of Committee’s Recommendations. As promptly as practicable after the Committee recommends making allocations pursuant to (b) above, the Board will review the Committee’s recommendations and, in the Board’s discretion, allocate to the employees the Board selects from those employees recommended by the Committee a number of Bonus Shares not in excess of the number recommended for each employee by the Committee. The date of such action by the Board shall be the “date of allocation,” as that term is used in this Plan.

(d)  Participation in Other Stock Option Plans. A person who has received options to purchase stock under any stock option plan of Aqua Quest International or any subsidiary may exercise the same in accordance with their terms, and will not by reason thereof be ineligible to receive Bonus Shares under this Plan. A person who has received Bonus Shares under this Plan shall not, for a period of three years from the date of Issuance thereto of such Bonus Shares, be eligible to, and may not, be granted any option or other rights to purchase Common Stock pursuant to any stock option or stock purchase plan of Aqua Quest International presently in effect or hereafter adopted, nor shall he or she be eligible during such period to receive any additional allocation of Bonus Shares under this Plan or under any similar plan of Aqua Quest International.

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(e)   Limit on Number of Shares. The total number of Bonus Shares, which may be allocated pursuant to this Plan, will not exceed the amount of available therefore in the Bonus Share reserve.

Form of Allocation.

(a)   Number Specified. Each allocation shall specify the number of Bonus Shares subject thereto, subject to the provisions of Section 4.

(b)   Notice. When an allocation is made, the Board shall advise the Recipient and Aqua Quest International thereof by delivery of written notice in the Form of Exhibit A hereto attached.

(c)   Public Listing of Stock. Aqua Quest International shall take such action as shall be necessary to cause any Bonus Shares issued pursuant to this Plan and not previously listed to be listed on a public stock market or exchange on which shares of the same class as the Bonus Shares are then listed, if any.

Payment Required of Recipients.

(a)   Acceptance of Allocation. Within 15 days from the date of allocation, the Recipient shall, if he desires to accept the allocation, pay to Aqua Quest International an amount equal to the par value of the Bonus Shares so allocated, in cash, buy certified or bank cashier’s check, or by money order at the office of the Treasurer.

(b)   Investment Purpose. Aqua Quest International may require that in acquiring any Bonus Shares, the Recipient agree with, and represent to, Aqua Quest International that the Recipient is acquiring such Bonus Shares for the purpose of investment and with no present intent to transfer, sell or otherwise dispose of such shares except for such distribution by a legal representative as shall be required by will or the laws of any jurisdiction in winding up the estate of any Recipient. Such shares shall be transferable thereafter only if the proposed transfer is permitted under the Plan and if, in the opinion of counsel (who shall be satisfactory to Aqua Quest International), such transfer at such time complies with applicable securities laws.

(c)   Written Agreement/Date of Issuance. Concurrently with making payment of the par value of the Bonus Shares pursuant to Section 6(a) the Recipient shall deliver to Aqua Quest International, in duplicate, an agreement in writing, signed by the Recipient, in form and substance as set forth in Exhibit B, below, and Aqua Quest International will promptly acknowledge the receipt thereof. The date of such delivery and receipt shall be deemed the “Date of Issuance,” as that phrase is used in this Plan, of the Bonus Shares to which the shares relate. The failure to make such payment and delivery within 15 days from the date of allocation shall terminate the allocation of such shares to the Recipient.

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Restrictions.

(a)   Transfer/Issuance. Bonus Shares, after the making of the payment and representations, etc. required by Section 6, will be promptly issued or transferred and a certificate or certificates for such shares shall be issued in the Recipient’s name. As such, the Recipient shall have all of the rights of a shareholder with respect to such shares, including the right to vote them and to receive all dividends and other distributions (subject to Section 7(b)) paid with respect to them, provided, however, that the shares shall be subject to the restrictions in Section 7(d). Stock certificates representing Bonus Shares will be imprinted with a legend stating that the shares represented thereby may not be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of except in accordance with this Plan’s terms, and each transfer agent for the Common Stock shall be instructed to like effect in respect of such shares. In aid of such restrictions, the Recipient shall immediately upon receipt of the certificate for such shares, deposit such certificate(s), together with a stock power or other instrument of transfer, appropriately endorsed in blank, with an escrow agent designated by the Committee, under a deposit agreement containing such terms and conditions as the Committee shall approve, the expenses of such escrow to be borne by Aqua Quest International.

(b)   Stock Splits, Stock Dividends, Etc. If, due to a stock split, stock dividend, combination of shares, or any other change or exchange for other securities, by reclassification, reorganization, merger, consolidation, recapitalization, or otherwise, the Recipient, as the owner of the Bonus Shares subject to restrictions hereunder, shall be entitled to new, additional, or different shares of stock or securities, the certificate or certificates for, or other evidences of, such new, additional, or different shares or securities, together with a stock power or other instrument of transfer appropriately endorsed, which shares also shall be imprinted with a legend as provided in Section 7(a) and deposited by the Recipient under the above-mentioned deposit agreement. When the event(s) described in the preceding sentence occur, all Plan provisions relating to restrictions and lapse of restrictions will apply to such new, additional or different shares or securities to the extent applicable to the shares with respect to which they were distributed, provided, however, that if the Recipient shall receive rights, warrants or fractional interests in respect of any such Bonus Shares, such rights or warrants may be held, exercised, sold or otherwise disposed of, and such fractional interests may be settled, by the Recipient free and clear of the restrictions hereafter set forth.

(c)   Restricted Period. The term “Restricted Period” with respect to restricted Bonus Shares (after with restrictions shall lapse) means a period starting on the Date of Issuance of such shares to the Recipient and ending on such date not less than three (3) years

(d)   after the Date of Issuance, as the Committee may establish as the time of allocation of shares hereunder.

(e)   Restrictions on Bonus Shares. The restrictions to which restricted Bonus Shares shall be subject are:

(2)	During the Restricted Period to such shares and except as otherwise specifically provided in the Plan, none of such shares shall be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of unless they first, by written notice have been offered to Aqua Quest International for repurchase, for the same amount as was paid therefore under Section 6, with appropriate adjustment for any change in the Bonus Shares of the nature described in Section 7(b). If Aqua Quest International shall not within 30 days following such offer have so repurchased the shares and made payment in full for such shares, unless such purchase is otherwise prohibited by the laws of the State of Florida currently in effect at the time of an offer of Bonus Shares to Aqua Quest International for repurchase pursuant to the terms of the Plan, Aqua Quest International shall repurchase said shares and make payment in full for such shares within thirty (30) days following such offer.

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(3)	If a Recipient’s employment is terminated for any reason, including such Recipient’s death or disability, at any time before the Restricted Period ends, Aqua Quest International shall so notify the escrow agent appointed under Section 7(a). Such termination shall be deemed an offer to Aqua Quest International as described in Section 7(d)(i) as to:

(A)  All such shares issued to the Recipient, if such termination occurs within one year from the Date of Issuance;

(B)  75% of the total number of such shares originally issued (including any other or additional securities issued in respect thereof, as contemplated by Section 7(b) to such Recipient, if such termination occurs more than one year after the Date of Issuance but prior to two years after that date;

(C)  50% of the total number of such shares originally issued (including any other or additional securities issued in respect thereof, as contemplated by Section 7(b) to such Recipient, if such termination occurs on or after two years after the Date of Issuance but prior to the end of the Restricted Period.

(a)   Lapse of Restricted Period. The restriction set forth in Section 7(d) hereof, with respect to the Bonus Shares to which such Restricted Period was applicable, will lapse

(i)	As to such shares in accordance with the time(s) and number(s) of shares as to which the Retracted Period expires, as described in Section 7(d)(ii), or

(ii)	As to any shares which Aqua Quest International will fail to purchase when they are offered to Aqua Quest International, as described in Section 7(d)(i) upon lsland Way’s failure to so repurchase.

(b)   Transfers Upon Death of Recipient. Nothing in this Plan will preclude the transfer of restricted Bonus Shares on the Recipient’s death, to the Recipient’s legal representatives or estate, or preclude such representatives from transferring any of such shares to the person(s) entitled thereto by will or the laws of descent and distribution; provided,

(c)   however, that any shares so transferred as to which such restrictions have not lapsed will remain subject to all restrictions and obligations imposed on them by this Plan.

(d)  Delivery of Written Notice. All notices in writing required pursuant to this Section 7 will be sufficient only if actually delivered or if sent via registered or certified mail, postage prepaid, to Aqua Quest International, attention Treasurer, and/or escrow agent at its principal office within the City of Clearwater, and will be conclusively deemed given on the date of delivery, if delivered before or on the date first business day following the date of such mailing, if mailed.

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Finality of Determination.

The Committee will administer this Plan and construe its provisions. Any determination by the Committee (except insofar as it will make recommendations only) in carrying out, administering, or constructing this Plan will be final and binding for all purposes and upon all interested persons and their heirs, successors and personal representatives.

Limitations.

(a)   No Right to Allocation. No person will at any time have any prior right to receive an allocation of Bonus Shares hereunder, and no person will have authority to enter into an agreement for the making of an allocation, or any prior right or to make any representation or warranty with respect thereto.

(b)  Rights of Recipients. Recipients of allocations will have no rights in respect thereof other than those set forth in this Plan. Except as provided in Section 6(b) or 7(f), such rights may not be assigned or transferred except by will or by the laws of descent or distribution. If any attempt is made to sell, exchange, transfer, pledge, hypothecate, or otherwise dispose of any Bonus Shares held by the Recipient under restrictions which have not yet lapsed, the shares that are the subject of such attempted disposition will be deemed offered to Aqua Quest International for repurchase, and Aqua Quest International will repurchase them, as described in Section 7(d)(i) when Aqua Quest International receives actual notice of such attempted distribution. Before issuance of Bonus Shares, no such shares will be earmarked for the Recipient’s accounts nor will such Recipients have any rights as stockholders with respect to such shares.

(c)   No Right to Continued Employment. Neither Aqua Quest’s actions in establishing the Plan, nor any action taken by it or by the Board or the Committee under the Plan, nor any provision of the Plan, will be construed as giving to any person the right to be in the employ of Aqua Quest International or any Subsidiary.

(d)   Limitation on Actions. Every right of action by or on behalf of Aqua Quest International or by any shareholder against any past, present or future member of the Board, the Committee or any officer or employee of Aqua Quest International arising out of or in connection with this Plan shall, regardless of the place where the action may be brought and

(e)   regardless of the place of residence of any such director, committee member, officer or employee, cease and be barred by the expiration of three years from the later of:

(i)	The date of the act or omission in respect of which such right of action arises;

(ii)	The first date upon which there has been made generally available to shareholders an annual report of Aqua Quest International and a proxy statement for the annual meeting of shareholders following the issuance of such annual report, which annual report and proxy statement alone or together set forth, for the related period, the amount of the allocation.

In addition, any and all right of action by any employee (past, present or future) against Aqua Quest International or any member of the Committee arising out of or in connection with this Plan will, regardless of the place where action may be brought and regardless of the place of residence of any Committee member, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises.

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Amendment, Suspension or Termination of Plan.

The Board may amend, suspend or terminate the Plan in whole or in part at any time; provided that such amendment will not affect adversely the rights or obligations with respect to allocations previously made; and provided further, that no modifications of the Plan by the Board without approval by the stockholders will (i) increase the maximum number of Bonus Shares reserved pursuant to Section 3; (ii) alter the provisions of Section 4 with respect to the total number of Bonus Shares that may be allocated under the Plan, or (iii) render any member of the Committee eligible to receive an allocation at any time while he is serving on the Committee.

Governing Laws.

This Plan will be governed by the laws of the State of Florida.

Expenses of Administration.

All costs and expenses incurred in the operation and administration of this Plan will be borne by the Company.

Registration of Bonus Shares.

(a)   Registration Requirement. If Aqua Quest International determines at any time to register any of its securities under the Securities Act of 1933 (or similar statute then in effect) Aqua Quest International, at its expense, will include among the securities which it then registers all Bonus Shares or other stock or securities issued in respect thereof, or in replacement thereof as to which the Restricted Period has expired. The requirement of the preceding sentence, however, will not apply to the extent that any Recipient at that time has no present intent to sell or distribute the relevant shares. Also, in the case of stock or securities not of Aqua Quest International, Aqua Quest’s obligation under this Section 13 will be limited to using its best efforts to effect such registration and shall not be required to register such shares if, in the opinion of Aqua Quest’s investment banker, such registration would materially limit the marketability of other securities registered or to be registered by Aqua Quest International.

(b)   Written Notification. As to each registration pursuant to this Section 13, Aqua Quest International will keep the Recipients advised in writing as to their initiation of proceedings for such registration and as to the completion thereof, and at its expense will keep such registration effective for a period of nine months, or until all sales and distributions contemplated in connection therewith are completed, whichever period is shorter. Each Recipient will at his own expense furnish to Aqua Quest International such information regarding the Recipient and the Recipient’s ownership of Bonus Shares (or other stock or securities) as Aqua Quest International may reasonably request in writing in connection with any such registration.

(c)   Prospectus, Indemnification. Aqua Quest International, at its expense, will furnish to each Recipient such number of prospectuses incident to any such registration as such Recipient from time to time reasonably may request. In addition, Aqua Quest International will indemnify each such Recipient against all claims, losses, damages, and liabilities caused by any untrue statement of a material fact contained in such prospectus (or in any related registration statement) or by any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same may have been caused by an untrue statement or omission based upon information furnished in writing to Aqua Quest International by such Recipient expressly for use therein. Further, as a condition precedent to the obligations of Aqua Quest International pursuant to Section 1, each Recipient will agree in writing to indemnify Aqua Quest International against all claims, losses, damages, and liabilities caused by an untrue statement or omission based upon information furnished to Aqua Quest International by such Recipient expressly for use therein.

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Exhibit I

Aqua Quest International, Inc.

Date:

To:                       , Recipient

From: Treasurer, Aqua Quest International, Inc.

This is to advise you that Aqua Quest International, Inc.’s Board of Directors has on the date of this Notice allocated to the Recipient above named a total of

Bonus Shares under and pursuant to the Management Stock Bonus Plan.

For these shares to be issued, the Recipient must make payment of $

And deliver to the Treasurer of Aqua Quest International an agreement in duplicate, in the form of Exhibit II hereto, within 15 days of the date of this Notice.

_______________

For the Board

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Exhibit II

Aqua Quest International, Inc.

Management Stock Bonus Plan

To: Treasurer, Aqua Quest International, Inc.

Enclosed is the sum of $

Being equal to the par value of

Bonus Shares allocated to and purchased by me pursuant to Aqua Quest’s Management Stock Bonus Plan. Upon receipt of these Bonus Shares, I will deposit them together with a stock power duly endorsed in blank with an escrow agent appointed pursuant to Section 7(a) of this Plan.

I represent and agree that I am acquiring these Bonus Shares for investment and that I have no present intention to transfer, sell or otherwise dispose of such shares, except as permitted pursuant to the Plan and in compliance with applicable securities laws. I agree further that I am acquiring these shares in accordance with, and subject to, the terms, provisions, and conditions of said Plan, to all of which I hereby expressly consent. These agreements will bind and inure to the benefit of my heirs, legal representatives, successors and assigns.

My address of record is:

My social security number is:

Receipt of the above, together with the payment referred to, is hereby acknowledged.

Aqua Quest International, Inc.

By: ____________________

Date:

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